                                 Exhibit 10.20
                                 -------------


                       Capital One Financial Corporation
                       ---------------------------------
                  Intellectual Property Protection Agreement
                     --------------------------------------


Each of the following executive officers of Capital One Financial Corporation has entered into an Intellectual Property Protection Agreement in the form filed herewith:

Marjorie M. Connelly
Matthew J. Cooper
Dennis H. Liberson
William J. McDonald
Peter Schnall
Michael Shrader
David M. Willey

                  INTELLECTUAL PROPERTY PROTECTION AGREEMENT
                  ------------------------------------------

     THIS INTELLECTUAL PROPERTY PROTECTION AGREEMENT ("Agreement") is made and effective this 29th day of April, 1999, by and between Capital One Financial Corporation/1/, a Delaware corporation, whose principal executive offices are located at 2980 Fairview Park Drive, Falls Church, Virginia 22042-4525, and __________________________________, an individual residing at
_______________________________________________________________ ("you").  In
consideration of your receipt of confidential information and/or specialized training, in addition to your employment with Capital One, and other mutual promises contained herein, which you acknowledge to be good and sufficient consideration, it is agreed as follows:



          1.   Employment.
               ----------

          a.   Employment at Will. You and Capital One acknowledge that you are,
               ------------------
or will be, employed by Capital One to perform services related to one or more of Capital One's lines of business. You are an "at will" employee who is free to resign from employment with Capital One at any time and for any reason. Capital One is free to terminate your employment with Capital One at any time and for any reason. Notwithstanding any other provisions of this Agreement, this Agreement is not intended to create, and shall not be construed to create, a contract of employment or other modification of your employment "at will" status.

          b.   Full Efforts. During your employment with Capital One, you will
               ------------
devote your full business time and efforts to the business of Capital One and you will not accept employment with, or otherwise directly or indirectly perform services for, any other person, corporation, partnership, firm, financial institution or other business entity engaged in any business competitive with Capital One's business in any country or geographical area in which Capital One does business, as set forth in this Agreement.

          c.   Competitive Business. It is understood and agreed that Capital
               --------------------
One engages, and intends to engage in the future, in its business, both directly and indirectly, through Capital One Bank, Capital One, F.S.B., Capital One Services, Inc., America One Communications, Inc., Summit Acceptance Corp. and its other subsidiaries. You acknowledge that (a) Capital One engages in the Competitive Businesses (as defined in Paragraph 3 below and set forth in Exhibit
A) and other businesses nationwide and outside of the United States, and (b) with respect to such businesses, Capital One engages in active and substantial competition with all businesses offering competing products and services in the United States and in those geographical areas outside of the United States in which Capital One is actively engaged in business.

______________________________
/1/ For the purposes of this Agreement, unless otherwise indicated, "Capital
                                                                     -------
One" shall mean Capital One Financial Corporation together with its
---
subsidiaries.

          d.   Continuing Application. This Agreement applies and controls
               ----------------------
during the entire time of your employment with Capital One and thereafter as provided herein, regardless of changes in your job duties, such as promotions or transfers. At its election, Capital One may ask you to execute a renewed or revised version of this Agreement which shall be deemed to be a continuation of the obligations of this Agreement, except where revised or changed.

          2.   Confidential Information.
               ------------------------

          a.   Access and Exposure to Confidential Information.  Capital One
               -----------------------------------------------
desires to protect its trade secrets, confidential and proprietary information and business interests. Capital One agrees and you acknowledge that, during the course of your employment with Capital One, you will have access and exposure to trade secrets and confidential and proprietary information regarding Capital One's business, which, if not maintained as confidential, would threaten the continued viability of Capital One's business and cause immediate, substantial and irreparable harm to Capital One's business interests. Capital One further agrees and you acknowledge that Capital One will provide you with specialized training, instruction, guidance and/or information regarding Capital One's confidential and proprietary business operations, methods, plans and/or strategies that would cause immediate, substantial and irreparable harm to Capital One's business interests if not maintained as confidential. You acknowledge that Capital One is giving you access and exposure to its confidential and proprietary information and trade secrets expressly in exchange for the confidentiality, non-competition and non-solicitation covenants contained in this Agreement, which are ancillary to and for the purpose of enforcing your promises to maintain as confidential Capital One's Confidential Information.

          b.   Definition of Confidential Information.  For the purposes of this
               --------------------------------------
Agreement, "Confidential Information" means trade secrets, knowledge, data,
            ------------------------
specialized training, or other information of a secret or confidential nature or otherwise not readily available to members of the general public which concern the business or affairs of Capital One or Capital One's customers. Confidential Information includes, but is not limited to, information relating to any Competitive Business entered into by Capital One, such as business plans and strategies, products, Work Product (as defined in Paragraph 8), test results, discoveries, customer lists, databases, computer programs, frameworks, models, credit policies and practices, collections, repossessions and recoveries policies and practices, and marketing, selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, wireless communication accounts, automobile loan or lease accounts and other accounts relating to consumer products and services.

          c.   Restrictions on the Disclosure of Confidential Information.  Both
               ----------------------------------------------------------
during your employment with Capital One and at all times thereafter, you will not use for your own benefit or for the benefit of others, or divulge to others, in any manner whatsoever, any of Capital One's Confidential Information, except as expressly authorized by Capital One during your employment and in connection with the ordinary course of your employment, and except as may be required by law or legal process. In the event you are requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose the Confidential Information of Capital One, you will immediately notify Capital One of such request and will not disclose any Confidential Information unless and until Capital One has expressly authorized you to do so in writing or has had a full opportunity to object to such a request and to litigate the matter.

          d.   Return of Confidential Information.  Upon the termination of your
               ----------------------------------
employment with Capital One (for whatever reason) or at any other time upon Capital One's request, you agree to immediately deliver to Capital One the originals and all copies of all memoranda, notes, documents, business plans, customer lists, computer programs and any other records or property of any kind received, possessed, used, reviewed, made or compiled by you during the course of your employment with Capital One which contain or constitute Confidential Information. You agree to provide Capital One with written certification that you have complied with this Paragraph 2(d) upon request from Capital One within ten (10) days of such request.

          3.   U.S. and International Covenant Not to Compete.
               ----------------------------------------------

          a.   Acknowledgments. You acknowledge that the Confidential
               ---------------
Information which you receive from Capital One is special and unique, and that the receipt of it by you is of benefit and value to you and that it is necessary to the performance of your duties and responsibilities. You acknowledge receipt of such Confidential Information in conjunction with the execution of this Agreement. You acknowledge that you are being given Confidential Information expressly in consideration for your agreement to be bound by, among other things, the Non-Competition Covenant set forth in Paragraph 3(f) of this Agreement. You acknowledge that Capital One maintains the secrecy of its Confidential Information and takes steps to protect it. You acknowledge that Capital One is engaged in the Competitive Businesses in the geographical areas as set forth in Exhibit A, that Capital One engages in active and substantial competition with all persons and entities engaged in the Competitive Businesses in the geographical areas as set forth in Exhibit A, and is exploring new business opportunities within and outside of the United States and may engage in additional Competitive Businesses within and outside of the United States. You acknowledge and agree that all Capital One employees at Tier level 3 and above in Capital One's Management Incentive Plan, because of their senior positions at Capital One and their broad exposure to Capital One's Confidential Information, perform services, and have access and are exposed to Confidential Information, directly concerning all Competitive Businesses of Capital One in all of the designated geographical areas as set forth in Exhibit A.

          b.   Definition of Competitive Business.  For the purposes of this
               ----------------------------------
Agreement, "Competitive Business" means a line of business defined in Exhibit A
            --------------------
in the geographical areas specified for such line of business as set forth in Exhibit A, including any line of business or geographical area added to Exhibit A as provided under Paragraph 3(g) below, and including without limitation all activities and services that support the Competitive Business such as management, operational, analytical, brand management, marketing, infrastructure, information technology, human resources, treasury, accounting, financial and other staff, support and

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administrative services and activities, and third-party consulting, credit scoring, account acquisition, account management, collection, recovery and processing services and activities.

          c.   Definition of Non-Competition Covenant.  For the purposes of this
               --------------------------------------
Agreement, the "Non-Competition Covenant" means the terms and promises set forth
                ------------------------
in Paragraph 3(f).

          d.   Definition of Non-Competition Period.  For the purposes of this
               ------------------------------------
Agreement, "Non-Competition Period" means the two (2) year period beginning on
            ----------------------
your Termination Date and ending two (2) years after your Termination Date.

          e.   Definition of Termination Date. For the purposes of this
               ------------------------------
Agreement, "Termination Date" means the date on which your employment with
            ----------------
Capital One ends, whether voluntarily or involuntarily, by resignation, discharge, layoff or any other reason.

          f.   Non-Competition Covenant. In order to protect Capital One's
               ------------------------
legitimate domestic and international business interests, you agree that, during the Non-Competition Period, you shall not engage in a Competitive Business, in any capacity (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise) that would directly concern that Competitive Business, if you performed services directly concerning that Competitive Business for Capital One, or had access or exposure to Confidential Information directly concerning that Competitive Business, at any time during the two (2) year period before your Termination Date. The restrictions of the Non-Competition Covenant apply throughout the geographical areas specified for a Competitive Business as set forth in Exhibit A regardless of the location from which you performed these services for Capital One or from which you received this Confidential Information from Capital One. The above notwithstanding, ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities of a publicly-traded company engaged in a Competitive Business does not constitute a breach of the Non-Competition Covenant.

          g.   Addition of Future Competitive Businesses and Expanded
               ------------------------------------------------------
Geographical Areas for Existing Competitive Businesses. Capital One's senior
------------------------------------------------------
management may add to Exhibit A, at its sole election and at any time, either,
(i) one or more additional lines of business that shall constitute Competitive Businesses in specified geographical areas in the United States or in another country or geographical area; or (ii) one or more additional geographical areas for a line of business already designated as a Competitive Business as set forth in Exhibit A, if any one of the following five criteria is met with respect to such additional lines of business in the specified geographical area or with respect to such additional geographical areas for an existing Competitive
Business: (a) actual Marketing Expenses or Capital Investment for the past three
(3) months, or planned Marketing Expenses or Capital Investment for the next three (3) months, for the line of business or the existing Competitive Business in the additional geographical area exceed $5 million; (b) actual Marketing Expenses or Capital Investment for the past twelve (12) months, or planned Marketing Expenses or Capital Investment for the next twelve (12) months, for the line of business or the existing Competitive

Business in the additional geographical area exceed $20 million; (c) the line of business or the existing Competitive Business in the additional geographical area generated recorded, net, after-tax income, excluding Marketing Expenses and Capital Investment, of $10 million during either of the past two (2) years; (d) actual Revenues for the past twelve (12) months, or expected Revenues for the next twelve (12) months, for the line of business or the existing Competitive Business in the additional geographical area, exceed $50 million; (e) the line of business or the existing Competitive Business in the additional geographical area has a market value (a likely sales price), or Capital One has made a cumulative Capital Investment in the line of business or the existing Competitive Business in the additional geographical area, of more than $50 million; or (f) Capital One is a party to, or is actively examining, a joint venture or merger with, or an acquisition of, an entity involved in the line of business or the existing Competitive Business in the additional geographical area, which joint venture, merger or acquisition results, or would result, directly or indirectly (e.g., through a joint venture), in a line of business engaged in by Capital One, or an additional geographical area for an existing Competitive Business, which would meet or likely meet any of the preceding criteria.

          h.   Definition of Capital Investment. For the purposes of this
               -------------------
Agreement, "Capital Investment" means the direct contributions to a line of
            ------------------
business as capital or for further investment purposes, including but not limited to acquisitions of tangible or intangible assets or goods or services used in the ordinary course of business in that line of business.

          i.   Definition of Marketing Expenses. For the purposes of this
               --------------------------------
Agreement, "Marketing Expenses" means the expenses relating to activities
            ------------------
performed by Capital One for advertising and solicitation of new accounts and for advertising and solicitation relating to new products or services (whether to new accounts or existing accounts). Marketing Expenses shall include only those expenses which are not dependent on the successful solicitation of the account, product or service. Examples of Marketing Expenses include, but may not be limited to, advertising costs, media costs, print costs, postage costs, data processing costs, credit bureau costs, list purchase costs and out-of-pocket and third party telemarketing costs. Salaries, benefits, rent, depreciation and other internal expenses associated with those employees preparing and managing solicitations and advertising shall be excluded from Marketing Expenses.

          j.   Definition of Revenues. For the purposes of this Agreement,
               ----------------------
"Revenues" means (a) for any lending business, the sum of the net interest
 --------
income and non-interest income with respect to that business as recorded on Capital One's books and records and (b) for any non-lending business, the total revenues with respect to that business as recorded on Capital One's books and records.

          k.   Notice of Added Competitive Businesses and Geographies. To add a
               ------------------------------------------------------
Competitive Business or geographical area for an existing Competitive Business to Exhibit A, Capital One will provide you with a written notice identifying and defining the new Competitive Business and its applicable geographical scope or identifying the new geographical scope for an existing Competitive Business.
The addition to Exhibit A of this new Competitive Business or new geographical area for an existing Competitive Business shall take effect thirty (30) days after delivery of this notice to you by Capital One. The scope of the Competitive Businesses and the geographical areas specified for those Competitive Businesses as set forth in Exhibit A, which will apply to you under the Non-Competition Covenant, shall be fixed as of your Termination Date.

          l.   Examples of Potential Competitive Businesses. The lines of
               --------------------------------------------
business into which Capital One may enter in the United States and in other countries or geographical areas include, but may not be limited to, the origination of mortgage loans, servicing of mortgage loans, origination and servicing of home equity loans and lines of credit, origination and servicing of student loans, origination and servicing of installment loans, origination and servicing of automobile loans and leases, origination and servicing of retail deposits, discount brokerage services, leasing of office and business equipment, marketing of wireline long-distance services or other wireline and wireless telecommunications services, underwriting and/or marketing of automobile insurance, underwriting and/or marketing of accidental death and dismemberment insurance, development, marketing and sale of computer programming and software products and services and the marketing or sales of consumer goods and services over the internet or by other means of electronic commerce. The lines of business into which Capital One may enter may be defined more broadly or more narrowly than the examples set forth in the preceding sentence, depending on such factors as the specific product(s) or market(s) in which Capital One competes.

          4.   No Solicitation of Employees.
               ----------------------------

          For a period of two (2) years following your Termination Date, you shall not, directly or indirectly, on your own behalf or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity, solicit or induce any employee of Capital One, or any individual employed by Capital One during the prior six (6) month period, to leave or cease their employment relationship with Capital One, for any reason whatsoever, or hire or otherwise engage such current or former employees of Capital One. This includes, but is not limited to:

          a. identifying to any person or entity any such individual employed by Capital One who has knowledge concerning Capital One's strategy, operations, processes or other Confidential Information;

          b. communicating to any person or entity about the quantity of work, quality of work, skills or knowledge, or personal characteristics of any such individual employed by Capital One;

          c. soliciting or hiring any such individual employed by Capital One through third parties, such as recruiters or other persons not a party to this Agreement, including any corporation, partnership, firm, financial institution or other business entity;

          d. inducing any such individual employed by Capital One to resign employment with the express or implied promise of employment following the employee's resignation; and

          e. financing or obtaining financing for a third-party entity, not a party to this Agreement, for the purpose, in whole or part, of soliciting or hiring any such individual employed by Capital One.

          All of your obligations under this Paragraph 4 automatically terminate upon a Change of Control as that term is defined in Paragraph 6.

          5.   Waiver of Non-Competition Covenant.
               ----------------------------------

     At its sole election, Capital One may waive all or a portion of the Non-Competition Covenant. In the event Capital One elects to waive all or a portion of the first year of the Non-Competition Covenant, Capital One will advise you in writing within 30 days after your Termination Date whether it will waive all or a portion of the first year of the Non-Competition Covenant. Any waiver of all or a portion of the first year of the Non-Competition Covenant will automatically include a waiver of all of the second year of the Non-Competition Covenant. In the event that Capital One does not waive the first year of the Non-Competition Covenant, but elects to waive all or a portion of the second year of the Non-Competition Covenant, Capital One will advise you in writing before the expiration of the first year of the Non-Competition Covenant whether it will waive all or a portion of the second year of the Non-Competition Covenant. The Non-Competition Covenant and the Non-Competition Period shall remain in full force and effect to the extent not expressly waived in writing by Capital One.

          6.   Payments during Non-Competition Period.
               --------------------------------------

          a.   Incentive Payment. If your employment is terminated for a reason
               -----------------
that is described in this Paragraph 6, you will receive an Incentive Payment during the portion of the Non-Competition Period not waived by Capital One pursuant to Paragraph 5 above as described in this Paragraph 6. Your receipt of an Incentive Payment is expressly conditioned on your full compliance with all of the terms of this Agreement. Notwithstanding any other provision in this Agreement, you shall not receive any payments or other benefits under this Agreement if, as determined by Capital One, you breach this Agreement. However, all other obligations under this Agreement shall remain in full force and effect as obligations independent of the Incentive Payment provisions, even in the event that such Incentive Payment or other benefits are terminated due to your breach of this Agreement.

          b.   First Year Payment Upon Involuntary Termination. During any
               -----------------------------------------------
portion of the first year of the Non-Competition Period not waived in writing by Capital One pursuant to Paragraph 5, you will receive an Incentive Payment only
                                                                           ----
if your employment is terminated by Capital One (a) for any reason other than your death or Disability or for Cause; (b) for any reason (other than your death) at any time within the first thirteen (13) months after a

Change of Control; or (c) for any reason after a Change of Control giving rise to an obligation by Capital One to compensate you pursuant to any applicable Change of Control Employment Agreement or severance plan, arrangement or agreement.

          c.   First Year Payment Upon Voluntary Termination. During any portion
               ---------------------------------------------
of the first year of the Non-Competition Period not waived in writing by Capital One pursuant to Paragraph 5, you will receive an Incentive Payment only if you
                                                                   ----
voluntarily terminate your employment with Capital One (a) for any reason during the approximately thirty (30) day period beginning twelve (12) months after a Change of Control and ending thirteen (13) months after a Change of Control; (b) at any time within a ninety (90) day period after your base salary is reduced by Capital One by ten percent (10%) or more, or your Tier level in Capital One's Management Incentive Plan is reduced; or (c) for any reason after a Change of Control giving rise to an obligation by Capital One to compensate you pursuant to any applicable Change of Control Employment Agreement or severance plan, arrangement or agreement.

          d.   Payment During Second Year. During any portion of the second year
               --------------------------
of the Non-Competition Period not waived in writing by Capital One pursuant to Paragraph 5, you will receive an Incentive Payment unless your employment with
                                                   ------
Capital One is terminated by Capital One by reason of your death or Disability or for Cause.

          e.   Definition of Cause.  For the purposes of this Agreement, "Cause"
               -------------------                                        -----
means (a) a material breach of any of the provisions of this Agreement; (b) willful and serious misconduct in the performance of your duties including, without limitation, theft, mistreatment of other employees, violence, drug or alcohol abuse or unlawful discrimination or harassment; (c) a material violation of any code of conduct or standard of ethics generally applicable to employees of Capital One (including without limitation provisions relating to alcohol and drug abuse in the workplace and serious acts of insubordination); (d) excessive absenteeism as established under Capital One's employment policies and practices, as those policies and practices may be amended from time to time; (e) failure to substantially perform your duties as an employee of Capital One (other than as a result of physical or mental illness or injury), and your continued failure to substantially perform, as determined by Capital One, for at least fifteen (15) days after written demand from Capital One for substantial performance that specifically identified the manner in which Capital One expected you to improve your performance; or (f) commission of a felony, or other serious crime involving moral turpitude.

          f.   Definition of Change of Control.  For the purposes of this
               -------------------------------
Agreement, "Change of Control" means the same as it does in Capital One's 1994
            -----------------
Stock Incentive Plan (or any successor plan), as such Plan may be amended from time to time.

          g.   Definition of Disability.  For the purposes of this Agreement,
               ------------------------
"Disability" means your inability to perform the essential functions of your
 ----------
position due to a medically determinable physical or mental impairment which continues for a period of at least 6 consecutive months or for more than 120 days out of any consecutive 360 day period.

          h.   Definition of Incentive Payment.  For the purposes of this
               -------------------------------
Agreement, "Incentive Payment" means the payment by Capital One to you, during
            -----------------
the portion of the Non-Competition Period not waived in writing by Capital One pursuant to Paragraph 5, of the higher of: (a) your base salary (at the rate of pay in effect on your Termination Date) paid on regular payroll dates in accordance with Capital One's usual payment practices; or (b) all amounts payable to you pursuant to any Change of Control Employment Agreement that may be entered into between Capital One and you or any other severance plan, arrangement or agreement duly adopted by Capital One and applicable to you under the circumstances surrounding your termination. In addition, the Incentive Payment includes reimbursement by Capital One to you, during the portion of the Non-Competition period not waived in writing by Capital One pursuant to Paragraph 5, for the employer portion of your health care premium payments, along with the 2% administrative fee, for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), at the level of coverage in effect at your Termination Date for a period not to exceed eighteen (18) months from your Termination Date. You will not be eligible for these health insurance premium payments if you fail to enroll in COBRA or if you become eligible to receive, or begin receiving, health care coverage from another employer or party. If, and to the extent that, you are entitled to receive any of the payments or reimbursements described above under any separate plan, arrangement or agreement that qualifies as an Incentive Payment under this Agreement (such as a Change of Control Employment Agreement or a severance plan, arrangement or agreement) then you shall not receive such Incentive Payments under this Agreement.

          7.   Compliance Information and Compliance Review.
               --------------------------------------------

          a.   Request for Compliance Information.  The parties agree that, at
               ----------------------------------
any time during your employment with Capital One and at the time of the termination of your employment with Capital One, you have a right to request from Capital One an updated Exhibit A to this Agreement. Upon receiving such a request from you in writing, pursuant to Paragraph 20 of this Agreement, Capital One shall deliver to you an updated Exhibit A to this Agreement within thirty
(30) days from the date Capital One received the request.

          b.   Compliance Review.  Within five (5) business days after receiving
               -----------------
a request from Capital One, you will provide Capital One with such information as Capital One may from time to time request to determine your compliance with the terms of this Agreement. You authorize Capital One to contact your future employers and other persons and entities with whom you engage in any business relationship to determine your compliance with this Agreement or to communicate the contents of this Agreement.

          8.   Ownership of Work Product.
               -------------------------

          a.   Definition. For the purposes of this Agreement, "Work Product"
               ----------                                       ------------
means all inventions, creations, trade secrets, patents (utility or design) and other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, plan or strategy concerning the business or interests of Capital One that you conceive, develop or deliver to Capital One, in whole or in part, at any time during your employment with Capital One, including without limitation all rights to Confidential Information, copyrights, inventions, discoveries and improvements, trademarks, trade dress, designs and all other intellectual property rights.

          b.   Ownership. Capital One shall own all Work Product. All Work
               ---------
Product shall be considered work made for hire by you and owned by Capital One. If any of the Work Product is not, by operation of law, considered a work made for hire by you for Capital One, or if ownership of all right, title and interest of any Work Product does not otherwise vest exclusively in Capital One, you hereby assign to Capital One, in consideration of this Agreement and without further consideration, the ownership of all Work Product. Capital One shall have the right to own, obtain and hold in its own name all rights, registrations and any other protection in or for the Work Product. You acknowledge and recognize Capital One's exclusive right and title to, and ownership of, the Work Product. You agree to perform, upon the request of Capital One, during or after your employment, such acts as may be necessary or desirable to transfer, perfect and defend Capital One's ownership and any resulting registrations of the Work Product. You agree not to use or disclose any Work Product to any third party either during or after your employment and agree to return to Capital One any and all Work Product upon termination of employment.

          c.   Assignment. Notwithstanding anything in this Paragraph 8 to the
               ----------
contrary, your agreement to assign your rights in any invention to Capital One does not apply to any invention for which no equipment, supplies, facility or trade secret information of Capital One was used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of Capital One, or (ii) to Capital One's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for Capital One.

          9.   Reasonableness.
               --------------

          You acknowledge that the restrictions set forth in this Agreement are necessary to prevent the use and disclosure of the Confidential Information and to otherwise protect the legitimate business interests of Capital One. You further acknowledge that all of the restrictions in this Agreement are reasonable in all respects, including duration, territory and scope of activity. You agree that the existence of any claim or cause of action by you against Capital One, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Capital One of the covenants and restrictions set forth in this Agreement. You agree that, in the event your employment with Capital One terminates for any reason, you will be able to earn a livelihood without violating this Agreement, including without limitation the Non-Competition Covenant contained in Paragraph 3(f) above.


          10.  Irreparable Harm; Injunctive Relief.
               -----------------------------------

          You acknowledge that your violation of any provision of this Agreement will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of your violation or threatened violation of any provision of this Agreement, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including without limitation temporary, preliminary and permanent injunctive relief and specific performance, from any court of competent jurisdiction. The Non-Competition Period shall be tolled on a day-for-day basis for each day during which you participate in any activity in violation of the Non-Competition Covenant so that you are restricted from engaging in the activities prohibited by the Non-Competition Covenant for the full two (2) year time period.

          11.  Attorneys' Fees and Costs.
               -------------------------

          If any party breaches any provision of this Agreement, then that party shall pay to the non-breaching party all of the non-breaching party's costs and expenses, including without limitation reasonable attorneys' fees, incurred in successfully enforcing the terms of this Agreement.

          12.  Integration.
               -----------

          This Agreement represents the entire agreement between the parties relating to the subject matter hereof. You acknowledge that, in entering into this Agreement, you do not rely on any statements or representations not contained in this Agreement. This Agreement supersedes any and all prior agreements, arrangements and understandings, either oral or written, with respect to the subject matter hereof, between Capital One and you; provided,
                                                                   --------
however, that this Agreement does not supersede, but supplements, any written policies of Capital One generally applicable to all employees of Capital One respecting the treatment of Confidential Information and Work Product and any Change of Control Employment Agreement or other severance plan, arrangement or agreement applicable to you.

          13.  Modification.
               ------------

          This Agreement may be modified only by a writing signed by both parties.

          14.  No Waiver.
               ---------

          Any failure of Capital One to demand rigid adherence to one or more of this Agreement's provisions, on one or more occasions, shall not be construed as a waiver nor deprive Capital One of the right to insist upon strict compliance with the terms of this Agreement. Any waiver of this Agreement, in whole or in part, must be in writing and signed by the party granting the waiver to be effective.

          15.  Severability.
               ------------

          If any provision of this Agreement is held to be illegal, invalid, or unenforceable, or is found to be against public policy for any reason, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never been part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance from this Agreement.

          16.  Court's Right to Modify Restriction.
               -----------------------------------

          The parties have attempted to limit your right to compete only to the extent necessary to protect Capital One's legitimate business interests. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the applicable law. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be void, invalid or unenforceable, including without limitation the Non-Competition Covenant contained in Paragraph 3(f) above, such court shall modify such provision so that it is enforceable to the fullest extent permitted by applicable law.

          17.  Successors and Assigns.
               ----------------------

          This Agreement and all promises made herein shall survive the execution of this Agreement and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, administrators, representatives, and executors, as applicable. Capital One shall be entitled to assign this Agreement to any person or entity acquiring all or substantially all of the assets or the business of any of Capital One's Competitive Businesses in any designated geographical area.

          18.  Choice of Law.
               -------------

          To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is, or may become, a resident of a different state, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to her principles of conflicts of law.

          19.  Forum Selection.
               ---------------

          Capital One and you hereby submit to the personal jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement and agree that service by registered mail to the addresses set forth in Paragraph 20 of this Agreement shall constitute sufficient service of process for any such action. Capital One and you further agree that any claims, causes of action or disputes arising out of, relating to or concerning this Agreement shall have jurisdiction and venue only in the state or federal courts of the Commonwealth of Virginia.

          20.  Notices.
               -------

          All requests, notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made when such notice shall have been either (a) duly mailed by first-class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (b) transmitted by hand delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith or, if you are still employed by Capital One, at your interoffice address or electronic mail address at Capital One:

          If to you:

               ____________________________________________

               ____________________________________________

               ____________________________________________

          If to Capital One:

               Frank G. LaPrade, III, Esq.
               Assistant General Counsel
               Capital One Financial Corporation
               11013 West Broad Street
               Glen Allen, Virginia 23060

          21.  Headings.
               --------

          The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

     THE PARTIES have read this Agreement, understand it, and accept all of its terms.

Employee                           Capital One Financial Corporation


__________________________         By:__________________________________


                                   Title:_______________________________

                                   EXHIBIT A
                                   ---------

                            Competitive Businesses
                            ----------------------


                        Geographical             Business and Definition
                        ------------             -----------------------
                           Area(s)
                           -------

Competitive Business    United States                  Credit Card Business:
No. 1                   United Kingdom
                            Canada The business of acquiring and/or managing (including without limitation collection and recovery activities) unsecured and secured credit card accounts, including but not limited to those accounts partially or wholly secured by any deposits or other collateral and those accounts, whether active or inactive, that are partially or wholly delinquent or charged off.


Competitive Business    United States           Wireless Communication Business:
No. 2
                                              The business of acquiring and/or
                                              managing end user customers in
                                              wireless two-way voice
                                              communications services, including
                                              without limitation cellular,
                                              personal communications services
                                              (or "PCS") and enhanced
                                              specialized mobile radio ("ESMR")
                                              voice technologies. Capital One's
                                              competitors in these businesses
                                              include facilities-based carriers,
                                              resellers and dealers/agents.